CERTIFICATE

      The  undersigned, Controller of SMITH BARNEY VARIABLE
ACCOUNT FUNDS (the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 256,676 shares of beneficial interest, par value $.001 per share, the sales of which are reported in the Fund's Rule 24f-2 Notice covering the fiscal year ended December 31, 1995 and that the facts otherwise stated in such Notice are true.


                                   Thomas M. Reynolds
                                   Controller

Dated:         February 29, 1996